EXHIBIT 10.26
AMENDMENT NUMBER ONE
to
LETTER OF INTENT (“LOI”)
DATED MARCH 23, 2007
by and between
FAGEN, INC. (“FAGEN”)
and
MINNERGY, LLC (“OWNER”)
This Amendment Number One is entered into this 13th day of September, 2007, by and between Fagen, Inc., a Minnesota Corporation (“Fagen”) and MinnErgy, LLC, a Minnesota Limited Liability Company (“Owner”).
Notwithstanding anything to the contrary contained in the LOI between the parties hereto, and in consideration of the mutual promises, covenants, and conditions contained in the LOI and contained herein, and for other good valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree that the terms and conditions of this Amendment Number One shall prevail.
The parties hereto agree as follows:
1. In paragraphs 1(a) and 3(n) of the LOI, the words “fifty (50)” where they appear shall be stricken and replaced with “fifty-five (55)” million gallons per year.
2. In paragraph 3(m)(9) of the LOI, the date upon which Owner must fulfill the requirements for the issuance of the Notice to Proceed shall be extended by sixty (60) days, so that it is amended and replaced as follows:
     3(m)(9) Fagen has provided Owner written notification of its acceptance of the Notice to Proceed, provided that Fagen shall not be required to accept the Notice to Proceed prior to April 21, 2008. If Owner has not fulfilled its requirements for the issuance of a Notice to Proceed as set forth in this Paragraph 3(m) by June 21, 2008, Fagen may, at its sole option, terminate the Design-Build Agreement, thus releasing Fagen of all obligations.
3. Paragraph 3(cc) shall be added to the LOI relating to a 55 MGY guarantee on a 24 hour test as follows:
     3(cc) Performance Guarantee. Fagen guarantees that the Plant will operate at a rate of 55 MGY of denatured fuel grade ethanol meeting the specifications of ASTM 5806 based on 353 days of operation per calendar year and 4.76% denaturant when measured over a 24 hour performance test.

     4. The first paragraph of Exhibit A shall be amended to reflect the change to a 55 MGY facility and the first paragraph of Exhibit A shall be amended and replaced as follows:
     Construct a 55 MGY dry mill fuel ethanol plant near Eyota, Minnesota. The plant will grind approximately 19.7 million bushels of corn per year to produce approximately 55 MGY of denatured fuel ethanol. The plant will also produce approximately 176,800 tons per year of 11% moisture dried distillers grains with solubles (DDGS), and approximately 166,400 tons per year of raw carbon dioxide (CO2) gas.
The other provisions of the LOI shall remain unchanged and in full force and effect.
IN WITNESS WHEREOF, the parties hereto have executed this Amendment Number One on the date set forth above.

FAGEN, INC.		MINNERGY, LLC

By	/s/ Ron Fagen	By	/s/ Daniel H. Arnold

Title	President and CEO	Title	/s/ Chairman